Exhibit 10.1

EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”), is entered into as of August 20, 2019 (the “Effective Date”), by and between Fibrocell Science, Inc., a Delaware corporation (the “Company”), and Sean D. Buckley (the “Executive”).
Recitals
WHEREAS, the Executive serves as the Vice President of Business Administration and Corporate Secretary of the Company; and
WHEREAS, the Company desires to continue to employ the Executive and to promote the Executive to Chief Financial Officer, and the Executive desires to accept such promotion and to continue to be so employed by the Company, in accordance with the terms and conditions set forth in this Agreement.
Agreement
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and the Executive hereby agree as follows:

1.	Definitions.
1.1    “Affiliate” means any person or entity controlling, controlled by or under common control with the Company.
1.2    “Board” means the Board of Directors of the Company.
1.3    “Cause” means (A) the Executive’s conviction of or plea of nolo contendere to a felony or a misdemeanor involving moral turpitude; (B) the Executive’s commission of fraud, misappropriation or embezzlement against any Person; (C) the theft or misappropriation by the Executive of any property or money of the Company or an Affiliate; (D) the Executive’s material breach of the terms of this Agreement; or (E) the willful or gross neglect of the Executive’s duties, the willful or gross misconduct in performance of the Executive’s duties or the willful violation by the Executive of any material Company policy. Notwithstanding the foregoing, Cause shall not exist with respect to Section 1.3(D) or Section 1.3(E), until and unless the Executive fails to cure such breach, neglect or misconduct (if such breach, neglect or misconduct is capable of cure) within 10 days after written notice from the Board.
1.4    “Change of Control” means “Change of Control” as defined under the Company’s 2019 Equity Incentive Plan, as amended from time to time (or any successor plan) (the “Plan”).
1.5    “Code” means the Internal Revenue Code of 1986, as amended from time to time.
1.6    “Disability” means the Executive’s termination of employment with the Company as a result of the Executive’s incapacity due to reasonably documented physical or mental illness that is reasonably expected to prevent the Executive from performing his duties for the Company on a full-time basis for more than six consecutive months.
1.7    “Good Reason” means the occurrence of any of the following events without the Executive’s express written consent (i) a material breach of this Agreement by the Company, (ii) any change of the Executive’s principal office location to a location that requires a one-way commute of more than fifty (50) miles from 405 Eagleview Boulevard, Exton, PA, or (iii) the assignment to the Executive of any duties materially inconsistent with the duties or responsibilities of the Chief Financial Officer of the Company or any other action by the Company that results in a material diminution in such position, authority, duties, or responsibilities, excluding an isolated, insubstantial, and inadvertent action not taken in bad faith. Notwithstanding the foregoing, Good Reason shall not be deemed to exist unless the Executive gives the Company written notice within ninety (90) days after the occurrence of the event which the Executive believes constitutes the basis for Good Reason, specifying the particular act or failure to act which the Executive believes constitutes the basis for Good Reason. If the Company fails to cure such act or failure to act, if curable, within thirty (30) days after receipt of such notice, the Executive may terminate his employment for Good Reason within sixty (60) days following the expiration of such cure period.
1.8    “Person” means an individual, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, investment fund, government, governmental agency or body or any other group or entity, no matter how organized and whether or not for profit.
1.9    “Term” means the period of time commencing on the Effective Date and continuing to the termination of this Agreement pursuant to Section 4 below.
1.10    “Termination Date” means the date the Executive’s employment with the Company is terminated for any reason.

2.	Employment.
2.1    Subject to the terms and provisions set forth in this Agreement, during the Term the Executive shall be employed as the Chief Financial Officer of the Company and in such other positions with the Company and its Affiliates (for no additional compensation) as may be determined by the Board or its designee from time to time. The Executive shall have the duties, responsibilities and authority associated with such position and such other duties and responsibilities as are reasonably assigned by the Company’s Chief Executive Officer and/or the Board or their respective designees from time to time.
2.2    During the Term, the Executive shall report to the Company’s Chief Executive Officer, and the Executive shall devote the Executive’s best efforts and the Executive’s full business time and attention to the business and affairs of the Company and its Affiliates. The Executive shall not engage, directly or indirectly, in any other business, investment or activity that (a) interferes with the performance of the Executive’s duties under this Agreement, (b) is contrary to the interests of the Company or any of its Affiliates or (c) requires any portion of the Executive’s business time; provided, however, that, to the extent that the following does not impair the Executive’s ability to perform the Executive’s duties pursuant to this Agreement, the Executive may, with the Board’s prior written approval (which approval may be withheld in the sole discretion of the Board), serve on the board or committee of any business, non-profit, charitable or other organization.

3.	Compensation and Other Benefits.
3.1    Base Salary. During the Term, the Executive shall receive a base salary per annum payable in accordance with the Company’s normal payroll practices as in effect from time to time of $275,000 (as adjusted from time to time, “Base Salary”). The Executive’s Base Salary shall be reviewed by the Board (or a committee thereof) on an annual basis and shall be subject to upward adjustment, as determined by the Board (or a committee thereof).
3.2    Annual Bonus. During the Term, the Executive shall be eligible to earn an annual performance bonus, subject to the attainment of annual performance goals as determined by the Board (or a committee thereof) (the “Annual Bonus”). The Executive’s target Annual Bonus will be 30% of Base Salary, subject to the attainment of annual performance goals as determined by the Board (or a committee thereof). The actual Annual Bonus payable to the Executive for any given period may be higher or lower than his then target Annual Bonus. Unless otherwise determined by the Board (or a committee thereof), the Executive will not receive any bonus under this Section unless the Executive is still employed by the Company on the date such bonus is paid. The Executive’s target Annual Bonus shall be reviewed by the Board (or a committee thereof) on an annual basis and may be subject to upward adjustment, as determined by the Board (or a committee thereof).
3.3    Equity Grants. During the Term, the Board (or a committee thereof) shall consider granting equity-based awards to the Executive at least once per calendar year.
3.4    Benefit Plans. During the Term, the Executive shall be eligible to participate in and be covered on the same basis as other senior management of the Company, under all employee benefit plans and programs maintained by the Company, including without limitation vacation, retirement, health insurance and life insurance. During the Term, the Executive will be eligible to receive five (5) weeks of vacation annually.
3.5    Expenses. During the Term, the Company shall, subject to Section 9.6, pay or reimburse the Executive for reasonable and necessary expenses directly incurred by the Executive in the course of the Executive’s employment in accordance with the Company’s standard policies and practices as in effect from time to time.

4.
Termination. Upon the occurrence of the Termination Date, the Executive shall and shall be deemed to have immediately resigned from any and all officer, director and other positions he then holds with the Company and its Affiliates (and this Agreement shall act as notice of resignation by the Executive without any further action required by the Executive). The Executive shall receive any Base Salary earned but unpaid through the Termination Date in accordance with the Company’s normal payroll practices and any benefits accrued and due under any applicable benefit plans and programs of the Company and its Affiliates. Except as specifically provided in this Section 4 and Section 5, all other rights the Executive may have to compensation and benefits from the Company or its Affiliates shall terminate immediately upon the Termination Date.

4.1    Termination by the Company.The Company may terminate the Executive’s employment (a) for Cause or due to the Executive’s Disability, upon written notice to the Executive or (b) for any other reason upon thirty (30) days’ advance written notice to the Executive, provided that the Company may pay the Executive thirty (30) days’ pay in lieu of such notice. The Executive’s employment hereunder shall automatically terminate upon the Executive’s death.
4.2    Termination at Executive’s Election. The Executive may terminate his employment hereunder (a) at any time for Good Reason or (b) for any other reason, upon thirty (30) days’ advance written notice to the Company (“Voluntary Resignation”), provided that upon notice of Voluntary Resignation, the Company may terminate the Executive’s employment immediately and pay the Executive thirty (30) days’ pay in lieu of notice.

5.	Severance.
5.1    Except as provided in Section 5.2 below, if the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, the Executive shall be entitled to receive the following severance payments and benefits, subject to the Executive’s execution and non-revocation of the release described in Section 5.3 below: (a) nine (9) months of the Executive’s then Base Salary, payable in substantially equal installments in accordance with the Company’s normal payroll practices as in effect from time to time, over the nine (9) month period following the Termination Date, commencing on the first scheduled payroll date that occurs on or after the Release Effective Date (as defined below), but in any event by March 15 of the calendar year following the calendar year in which the Termination Date occurs, provided that the initial payment shall include a catch-up payment to cover the period between the Termination Date and the date of such first payment and the remaining amounts shall be paid over the remainder of such nine (9) month period; and (b) provided the Executive and his eligible dependents timely and properly elect to continue health care coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive an amount equal to 100% of the monthly COBRA premium paid by the Executive for him and his eligible dependents, for nine (9) months following the Termination Date or, if earlier, until the date the Executive becomes eligible to receive coverage from another employer or is otherwise no longer eligible to receive COBRA continuation coverage, which reimbursements shall commence on the first payroll date that occurs on or after the Release Effective Date, provided that the initial reimbursement shall include a catch-up amount to cover the period between the Termination Date and the date of such first reimbursement.
5.2    If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, in each case within ninety (90) days prior to, on or within eighteen (18) months following the occurrence of a Change of Control, the Executive shall be entitled to receive the following severance payments and benefits in lieu of the payments and benefits set forth in Section 5.1 above, subject to the Executive’s execution and non-revocation of the release described in Section 5.3 below: (a) an amount equal one (1) times the sum of (i) the Executive’s then Base Salary and (ii) the Executive’s then target Annual Bonus, payable in a single lump sum cash payment on the first payroll date that occurs on or after the Release Effective Date, but in any event by March 15 of the calendar year following the calendar year in which the Termination Date occurs; (b) provided the Executive and his eligible dependents timely and properly elect to continue health care coverage under COBRA, the Company shall reimburse the Executive an amount equal to 100% of the monthly COBRA premium paid by the Executive for him and his eligible dependents, for twelve (12) months following the Termination Date or, if earlier, until the date the Executive becomes eligible to receive coverage from another employer or is otherwise no longer eligible to receive COBRA continuation coverage, which reimbursements shall commence on the first payroll date that occurs on or after the Release Effective Date, provided that the initial reimbursement shall include a catch-up amount to cover the period between the Termination Date and the date of such first reimbursement; and (c) all outstanding, unvested equity awards held by the Executive on the Termination Date shall become fully vested as of such date, each outstanding stock option held by the Executive on such date shall remain exercisable until the earlier of the original expiration date of such stock option and the three (3) month anniversary of the Termination Date, and, with respect to equity awards subject to performance-based vesting conditions, all performance goals or other vesting criteria shall be deemed achieved, unless otherwise agreed in connection with the Change of Control, at the greater of (i) the applicable target level and (ii) the level of achievement of the performance goals for the equity awards as determined by the Board (or a committee thereof) taking into account performance through the latest date preceding the Termination Date as to which performance can, as a practical matter, be determined (but not later than the end of the applicable performance period), and any such equity awards that vest shall be settled in accordance with the underlying award agreement.
Notwithstanding anything in Section 5.2(a) to the contrary, if the Change of Control does not constitute a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company (each within the meaning of Section 409A of the Code), in the event that the Executive is entitled to the amounts set forth above in Section 5.2(a) as a result of a termination of the Executive’s employment on or within the eighteen (18) month period following the date of the Change of Control, and any portion of the severance payable to the Executive pursuant to Section 5.1(a) is deemed to constitute deferred compensation subject to the requirements of Section 409A of the Code at the time of the Executive’s termination, such portion that constitutes deferred compensation shall reduce the amount that is paid in a lump sum as provided in Section 5.2(a) and such deferred compensation portion shall instead be paid in substantially equal installments over the installment period as described in Section 5.1(a). In the event that the Executive is entitled to the amount set forth in Section 5.2(a) as a result of the Executive’s termination of employment prior to a Change of Control and a Change of Control occurs within ninety (90) days following the Termination Date, the Executive shall receive the amounts set forth in Section 5.2(a), less any severance paid to the Executive in connection with Section 5.1(a), payable in a single lump sum cash payment within ten (10) days after the date of the Change of Control; provided, that if the Change of Control does not constitute a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company (each within the meaning of Section 409A of the Code) and any portion of the severance payable to the Executive under Section 5.1(a) is deemed to constitute deferred compensation subject to the requirements of Section 409A of the Code, such deferred compensation portion shall not be paid in a lump sum, but instead such deferred compensation portion shall continue to be paid in substantially equal installments over the remainder of the installment period described in Section 5.1(a).
5.3    The Executive agrees that, as a condition to receiving the severance payments and benefits set forth in Section 5.1 or Section 5.2, as applicable, the Executive shall execute a release of claims substantially in the form of the release attached hereto as Exhibit A. Within two (2) business days following the Termination Date, the Company shall deliver to the Executive the release for the Executive to execute. The Executive shall forfeit all rights to the severance payments and benefits set forth in Section 5.1 or Section 5.2, as applicable, unless, within sixty (60) days of delivery of the release by the Company to the Executive, the Executive executes and delivers the release to the Company and such release has become irrevocable by virtue of the expiration of the revocation period set forth therein without the release having been revoked (the first such date, the “Release Effective Date”). The Company’s obligation to pay the severance payments and benefits set forth in Section 5.1 or Section 5.2, as applicable, is subject to the occurrence of the Release Effective Date, and if the Release Effective Date does not occur, then the Company shall have no obligation to pay such severance payments and benefits. Notwithstanding anything to the contrary contained herein, in the event that the period during which the Executive may review and revoke the release begins in one calendar year and ends in the following calendar year, any severance payments hereunder that constitute non-qualified deferred compensation subject to Section 409A of the Code shall be paid to the Executive no earlier than January 1 of the second calendar year.
5.4    If any payment or right accruing to the Executive under this Agreement, either alone or together with other payments or rights accruing to the Executive from the Company or any of its Affiliates (“Total Payments”) would constitute a “parachute payment” (as defined in Section 280G of the Code), such payment or right shall be reduced to the largest amount or greatest right that will result in no portion of the amounts payable or rights accruing to the Executive from the Company or any of its Affiliates being subject to an excise tax under Section 4999 of the Code or being disallowed as a deduction under Section 280G of the Code (the “Safe-Harbor Amount”). The determination whether any reduction in the rights or payments under this Agreement is to apply shall be made by the Company after consultation with the Executive, and such determination shall be conclusive and binding on the Executive. The Executive shall cooperate in good faith with the Company in making such determination and providing the necessary information for this purpose. The foregoing provisions of this Section 5.4 shall apply only if, the aggregate after-tax value of the Total Payments (after giving effect to the Excise Tax) accruing to the Executive would be less than the aggregate after-tax value of the Safe-Harbor Amount. Any such reduction shall be made in the following order: (i) first, any future cash payments (if any) shall be reduced (if necessary, to zero); (ii) second, any current cash payments shall be reduced (if necessary, to zero); (iii) third, all non-cash payments (other than equity or equity derivative related payments) shall be reduced (if necessary, to zero); and (iv) fourth, all equity or equity derivative payments shall be reduced (with the latest occurring payment reduced first).

6.
Successors. This Agreement is personal to the Executive and, without the prior express written consent of the Company, shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s heirs, beneficiaries and/or legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors, purchasers and assigns.

7.
Restrictive Covenants. As an inducement and as essential consideration for the Company entering into this Agreement with the Executive, the Executive hereby agrees to the restrictive covenants contained in this Section 7. The Parties agree that such restrictive covenants are essential to preserve the Company’s business and that the Company would not have entered into the Agreement without the Executive’s consent to the restrictive covenants set forth in this Section 7.

7.1    Non-Competition. During the period commencing on the Effective Date and ending on the first anniversary of the Termination Date (the “Restricted Period”), the Executive shall not, either directly or indirectly, as a proprietor, partner, stockholder (except as the holder of not more than 1% of the outstanding stock of a publicly held company), director, executive, employee, consultant, joint venturer, investor or in any other capacity, engage in, or own, manage, operate or control, or participate in the ownership, management, operation or control of, any entity within the United States that engages (a) in the development, manufacture, marketing, distribution or sale of, or research directed to the development, manufacture, marketing, distribution or sale of cellular biologic products or (b) in any other business activity carried on or planned to be carried on by the Company or any of its Affiliates during the Term. Notwithstanding the forgoing, if the Company is merged with or into a third party which is engaged in multiple lines of business, or if a party to multiple lines of business succeeds to the Company’s assets or business then for purposes of this Section 7.1, the term “Company” shall mean and refer to the products and services being developed, manufactured, marketed, licensed, sold or provided by the Company immediately prior to such event and as it subsequently develops and not to the third party’s other products and services.
7.2    Non-Solicitation. During the Restricted Period, the Executive shall not (except on the Company’s behalf), directly or indirectly, on his own behalf or on behalf of any other person, firm, partnership, corporation or other entity, request any past, present or prospective customer of the Company or any of its Affiliates (each, a “Customer”) to curtail or cancel their business with the Company or any of its Affiliates. After the Termination Date, a past or prospective Customer shall be limited to such Customer measured within the one (1) year period prior to the Termination Date. During the Restricted Period, the Executive shall not (except on the Company’s behalf), directly or indirectly, on his own behalf or on behalf of any other person, firm, partnership, corporation or other entity, contact, solicit, employ, interfere with, attempt to entice away from the Company or any of its Affiliates, any individual who is employed by the Company or any of its Affiliates at the time of such solicitation, employment, interference, or enticement. During the Restricted Period, the Executive shall not (except on the Company’s behalf), directly or indirectly, on his own behalf or on behalf of any other person, firm, partnership, corporation or other entity, request any Business Associate (as defined below) to curtail or cancel their business with the Company or any of its Affiliates. “Business Associate” means any Person which has had at any time during the Term a business relationship with the Company or any Affiliate, including without limitation, a sales representative, supplier, lender, borrower, guarantor, landlord, tenant, lessor, lessee, but excluding employees and Customers.
7.3    Confidentiality. The Executive shall not, during his employment by the Company and at any time thereafter, without the prior express written consent of the Company, directly or indirectly divulge, disclose or make available or accessible any Confidential Information (as defined below) to any person, firm, partnership, corporation, trust or any other entity or third party (other than when required to do so in good faith to perform the Executive’s duties and responsibilities or when required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power). In addition, the Executive shall not create any derivative work or other product based on or resulting from any Confidential Information (except in the good faith performance of his duties under this Agreement). The Executive shall also proffer to the Board’s designee, no later than the effective date of any termination of his employment with the Company for any reason, and without retaining any copies, notes or excerpts thereof, all memoranda, computer disks or other media, computer programs, diaries, notes, records, data, customer or client lists, marketing plans and strategies, and any other documents consisting of or containing Confidential Information that are in the Executive’s actual or constructive possession or which are subject to his control at such time. For purposes of this Agreement, “Confidential Information” shall mean all information respecting the business and activities of the Company, or any Affiliate, including, without limitation, the terms and provisions of this Agreement, the clients, customers, suppliers, employees, consultants, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, data gathering methods and/or strategies of the Company or any Affiliate. Notwithstanding the immediately preceding sentence, Confidential Information shall not include any information that is, or becomes, generally available to the public (unless such availability occurs as a result of the Executive’s breach of any portion of this Section 7.3). Notwithstanding anything to the contrary herein, the Executive understands that (i) nothing in this Agreement restricts or prohibits the Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation, and (ii) pursuant to 18 USC § 1833(b), an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (x) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, the Executive understands that an individual suing an entity for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to the individual’s attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 USC § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 USC § 1833(b).
7.4    Ownership of Inventions. Each Invention (as defined below) made, conceived or first actually reduced to practice by the Executive, whether alone or jointly with others, during the Term or otherwise during his employment by the Company and each Invention made, conceived or first actually reduced to practice by the Executive, which relates in any way to work performed for the Company or its Affiliates during the Term or otherwise during his employment by the Company, shall be promptly disclosed in writing to the Board. Such report shall be sufficiently complete in technical detail and appropriately illustrated by sketch or diagram to convey to one skilled in the art of which the invention pertains, a clear understanding of the nature, purpose, operations, and, to the extent known, the physical, chemical, biological or other characteristics of the Invention. As used in this Agreement, “Invention” means any invention, discovery, improvement or innovation with regard to any facet of the business of the Company or its Affiliates, whether or not patentable, made, conceived, or first actually reduced to practice by the Executive, alone or jointly with others, in the course of, in connection with, or as a result of service as an employee of the Company or any of its Affiliates, including any art, method, process, machine, manufacture, design or composition of matter, or any improvement thereof. Each Invention shall be the sole and exclusive property of the Company. The Executive agrees to execute an assignment to the Company or its nominee of the Executive’s entire right, title and interest in and to any Invention, without compensation beyond that provided in this Agreement. The Executive further agrees, upon the request of the Company and at its expense, that the Executive will execute any other instrument and document necessary or desirable in applying for and obtaining patents in the United States and in any foreign country with respect to any Invention. The Executive further agrees, whether or not the Executive is then an employee of the Company, to cooperate to the extent and in the manner reasonably requested by the Company in the prosecution or defense of any claim involving a patent covering any Invention or any litigation or other claim or proceeding involving any Invention covered by this Agreement, but all expenses thereof shall be paid by the Company and, in the event the Executive is not then an employee of the Company, reasonable compensation for his time in connection therewith.
7.5    Works for Hire. The Executive also acknowledges and agrees that all works of authorship, in any format or medium, created wholly or in part by the Executive, whether alone or jointly with others, in the course of performing the Executive’s duties for the Company or any of its Affiliates, or while using the facilities or money of the Company or any of its Affiliates, whether or not during the Executive’s work hours, are works made for hire (“Works”), as defined under United States copyright law, and that the Works (and all copyrights arising in the Works) are owned exclusively by the Company. To the extent any such Works are not deemed to be works made for hire, the Executive agrees, without compensation beyond that provided in this Agreement, to execute an assignment to the Company or its nominee of all right, title and interest in and to such Work, including all rights of copyright arising in or related to the Works.
7.6    Injunctive Relief. The Executive acknowledges and agrees that the Company will have no adequate remedy at law and would be irreparably harmed, if the Executive actually breaches or threatens to breach any of the provisions of this Section 7. The Executive agrees that the Company shall be entitled to equitable and/or injunctive relief to prevent any actual breach or threatened breach of this Section 7, and to specific performance of each of the terms of such Section in addition to any other legal or equitable remedies that the Company may have. The Executive further agrees that he shall not, in any equity proceeding relating to the enforcement of the terms of this Section 7, raise the defense that the Company has an adequate remedy at law.
7.7    Special Severability. The terms and provisions of this Section 7 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. It is the intention of the parties to this Agreement that the potential restrictions on the Executive’s future employment imposed by this Section 7 be reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 7 unreasonable in duration or geographic scope or otherwise, the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

8.
Indemnification. The Company will indemnify the Executive and hold the Executive harmless to the fullest extent permitted by law with respect to the Executive’s acts of service as an officer of the Company or any of its Affiliates to the extent such acts are covered under the Company’s “directors and officers” insurance policies. The Company further agrees that the Executive will be covered by the Company’s “directors and officers” insurance policies with respect to the Executive’s acts as an officer.

9.	Miscellaneous.
9.1    Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, applied without reference to principles of conflict of laws. Both the Executive and the Company agree to appear before and submit exclusively to the jurisdiction of the federal courts located within the Commonwealth of Pennsylvania.
9.2    Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
9.3    Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party by reputable overnight courier, by facsimile or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

To the Company:	Fibrocell Science, Inc. 405 Eagleview Boulevard Exton, PA 19341 Attention: Human Resources

To the Executive:	at his residence address most recently filed with the Company;
or to such other address as any party shall have furnished to the other in writing in accordance herewith. All such notices shall be deemed to have been duly given: (i) when delivered personally to the recipient, (ii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid); (iii) upon transmission by facsimile if a customary confirmation of transmission is received during normal business hours and, if not, the next business day after transmission; or (iv) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid.
9.4    Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local income taxes it determines may be appropriate.
9.5    Representation. The Executive represents and warrants to the Company that he is not subject to any employment agreement, non-competition provision, confidentiality agreement or any other agreement restricting his ability fully to act hereunder. The Executive hereby indemnifies and holds the Company harmless against any losses, claims, expenses (including attorneys’ fees), damages or liabilities incurred by the Company as a result of a breach of the foregoing representation and warranty.
9.6    Section 409A Compliance. The following rules shall apply, to the extent necessary, with respect to distribution of the payments and benefits, if any, to be provided to the Executive under this Agreement. Subject to the provisions in this Section, the severance payments pursuant to this Agreement shall begin only upon the date of the Executive’s “separation from service” (determined as set forth below) which occurs on or after the date of the Executive’s termination of employment.
9.6.1    This Agreement is intended to comply with Code Section 409A (to the extent applicable) and the parties hereto agree to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply therewith and without resulting in any increase in the amounts owed hereunder by the Company.
9.6.2    It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”). Neither the Executive nor the Company shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.
9.6.3    If, as of the date of the Executive’s “separation from service” from the Company, the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this Agreement.
9.6.4    If, as of the date of the Executive’s “separation from service” from the Company, the Executive is a “specified employee” (within the meaning of Section 409A), then:
9.6.4.1    Each installment of the severance payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined in Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and
9.6.4.2    Each installment of the severance payments and benefits due under this Agreement that is not described in Section 9.6.4.1 above and that would, absent this subsection, be paid within the six-month period following the Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year following the taxable year in which the separation from service occurs.
9.6.5    The determination of whether and when the Executive’s separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Section, “Company” shall include all persons with whom the Company would be considered a single employer as determined under Treasury Regulation Section 1.409A-1(h)(3).
9.6.6    All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.
9.6.7    Notwithstanding anything herein to the contrary, the Company shall have no liability to the Executive or to any other person if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.
9.7    Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT.
9.8    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
9.9    Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.
9.10    Counterparts.This Agreement may be executed in one or more counterparts each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement.
9.11    Entire Agreement. This Agreement, together with the Proprietary Information Agreement previously entered into between the Company and the Executive, contain the entire agreement between the parties, including their respective affiliates, concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.
9.12    Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement hereunder for any reason to the extent necessary to the intended provision of such rights and the intended performance of such obligations.
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IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.
FIBROCELL SCIENCE,INC.

By:	/s/ Kelvin D. Moore
Name:	Kelvin D. Moore
Its:	Chairman, Compensation Committee

EXECUTIVE

/s/ Sean D. Buckley
Sean D. Buckley

EXHIBIT A
General Release
IN CONSIDERATION of the payments, benefits, terms and conditions contained in the Employment Agreement, dated as of August 20, 2019, (the “Employment Agreement”) by and between Sean D. Buckley (the “Executive”) and Fibrocell Science, Inc. (the “Company”), and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Executive, on behalf of himself and his heirs, executors, administrators, and assigns, hereby releases and discharges the Company and its past present and future subsidiaries, divisions, affiliates and parents, and their respective current and former officers, directors, employees, agents, shareholders, employee benefit plans (and the administrator(s) and fiduciaries of such plans), attorneys, and/or owners, and their respective successors, and assigns, and any other person or entity claimed to be jointly or severally liable with the Company or any of the aforementioned persons or entities (the “Released Parties”) from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, attorney’s fees, costs, expenses, and demands whatsoever (“Claims”) which the Executive and his heirs, executors, administrators, and assigns have, had, or may hereafter have against the Released Parties or any of them arising out of or by reason of any cause, matter, or thing whatsoever from the beginning of the world to the date hereof (the “General Release”). The Claims covered by this General Release include, but are not limited to, all Claims relating to or arising out of the Executive’s employment by the Company and the cessation thereof. The Claims covered by this General Release also include, but are not limited to any and all Claims arising under any employment-related federal, state, or local statute, rule, or regulation, any federal, state or local anti-discrimination law, or any principle of contract law or common law, including but not limited to, the Family and Medical Leave Act of 1993, as amended, 29 U.S.C. §§ 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000 et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq. (the “ADEA”), the Older Workers Benefit Protection Act, the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., 42 U.S.C. § 1981, the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§2101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq., the Pennsylvania Human Relations Act, the Pennsylvania Whistleblower Laws, and any other equivalent or similar federal, state, or local statute; provided, however, that the Executive does not release or discharge the Released Parties from any of the Company’s obligations to him under or pursuant to (a) Sections 5 or 8 of the Employment Agreement or (b) any tax qualified retirement plan of the Company. It is understood that nothing in this General Release is to be construed as an admission on behalf of the Released Parties of any wrongdoing with respect to the Executive, any such wrongdoing being expressly denied.
The Executive represents and warrants that he fully understands the terms of this General Release, that he has been and hereby is encouraged to seek, and has sought, the benefit of advice of legal counsel, and that he knowingly and voluntarily, of his own free will, without any duress, being fully informed, and after due deliberation, accepts its terms and signs below as his own free act. Except as otherwise provided herein, the Executive understands that as a result of executing this General Release, he will not have the right to assert that the Company or any other of the Released Parties unlawfully terminated his employment or violated any of his rights in connection with his employment or otherwise.
The Executive further represents and warrants that he has not filed, and will not file or initiate, or cause to be filed or initiated on his behalf, any lawsuit against any of the Released Parties before any federal, state, or local agency, court, or other body asserting any Claims barred or released in this General Release, and will not voluntarily participate in such a proceeding. If the Executive breaches this promise, and the action is found to be barred in whole or in part by this General Release, the Executive agrees to pay the attorneys’ fees and costs, or the proportions thereof, incurred by the applicable Released Party in defending against those Claims that are found to be barred by this General Release. Notwithstanding the foregoing, nothing in this General Release shall preclude or prevent the Executive from filing a lawsuit which challenges the validity of this General Release solely with respect to the Executive’s waiver of any Claims arising under the ADEA. However, the Executive acknowledges that this General Release applies to all Claims he has under the ADEA and that, unless the release is held to be invalid, all of his claims under the ADEA shall be extinguished. Nothing in this General Release shall preclude or prevent Executive from filing a charge with the United States Equal Employment Opportunity Commission or a similar state or local agency, but the Executive acknowledges and agrees that Executive shall not accept any relief obtained on his behalf in any proceeding by any government agency, private party, class, or otherwise with respect to any Claims covered by this General Release.
The Executive may take twenty-one (21) days to consider whether to execute this General Release. Upon the Executive’s execution of this General Release, the Executive will have seven (7) days after such execution during which he may revoke such execution. In order for a revocation of this General Release to be effective, written notice of such revocation must be received by the Company within the aforementioned seven (7) day period. If seven (7) days pass without receipt of such notice of revocation, this General Release shall become binding and effective.
INTENDING TO BE LEGALLY BOUND, I hereby set my hand below:
______________________
Signature
Sean D. Buckley
Dated:_________________